EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

To the Board of Directors
Occidental Petroleum Corporation:

We consent to the (i) inclusion in the Occidental Petroleum Corporation (Occidental) Form 10-K for the year ended December 31, 2015, and the incorporation by reference in Occidental's registration statements (Nos. 333-55404, 333-63444, 333-83124, 333-96951, 333-104827, 333-124732, 333-142705, 333-203801, 333-207413, and 333-205047) (the “Registration Statements”), of references to our name and to our letter dated January 25, 2016, relating to our review of the methods and procedures used by Occidental for estimating its oil and gas proved reserves (our “Letter”), (ii) filing of our Letter with the Securities and Exchange Commission as Exhibit 99.1 to the Form 10-K and (iii) incorporation by reference of our Letter in the Registration Statements.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 26, 2016